ZERIFY, INC.
1090 King Georges Post Road, Suite 603
Edison, New Jersey 08837

July 1, 2024

Sovereign Assets, LLC
d/b/a Zerify Asset Management
2209 Avenue M
Brooklyn, New York 11210

Attention: Abraham Poznanski, Manager

<u>BINDING MEMORANDUM OF UNDERSTANDING</u>

Gentlemen:

This Memorandum of Understanding (the ***"Memorandum"***) summarizes certain terms and conditions under which our company, Zerify, Inc. (***"ZRFY"***), will engage you in the position of President and Chief Strategic Officer. In connection with your responsibilities, as defined in more detail below, and a repositioning business plan for ZRFY, you have agreed to make your best efforts to attract new equity capital and new secured senior debt to meet ZRFY's capital and liquidity needs, collectively known as the ***"Transaction"***.

<u>TRANSACTION</u>

The Transaction would consist of the actions described below.

1. Engagement. ZRFY shall engage Sovereign Assets, LLC (***"ZAM"***), or its assign, who will make its Manager Abraham Poznanski available for 20 hours per week to serve in the role of Fractional President and Chief Strategic Officer at a minimum compensation rate of $400 per hour, payable monthly in advance (which amounts are subject to deferral on terms acceptable to Mr. Poznanski and Mark L. Kay). The responsibilities of the President and Chief Strategic Officer are described more fully in <u>Exhibit A</u> attached hereto. The terms and conditions for benefits, awarding of stock options, severance, key man insurance, etc., shall be commensurate with those provided to other senior executives or consultants, including those identified in paragraph 7 below and shall be consistent with comparable positions for comparable companies in the same geographic locations and within the same business segments.

2. Purchase of Common Stock – Regulation A Offering. On or before July 2, 2024, ZAM shall purchase $75,000 of units of securities (each unit consisting of each unit consisting of 5 shares of common stock at $.00025 a share and one common stock purchase warrant to purchase one share of common stock exercisable at $0.02 per warrant) (***"Units"***) of ZRFY (the ***"Reg A Tranche #1"***) qualified by the SEC pursuant to Regulation A promulgated under the Securities Act of 1933, as amended, SEC File No. 024-12026 (the ***"Regulation A Offering"***).

ZAM shall also intends to purchase $100,000 of Units (the ***"Reg A Tranche #2"***) in the Regulation A Offering, as soon as possible.

The $175,000 derived from the sales of the Reg A Tranche #1 and the Reg A Tranche #2 would be applied in a manner consistent with the "Use of Proceeds" section contained in ZRFY's most recent offering circular in the Regulation A Offering, all as enumerated in <u>Exhibit B</u> attached hereto.

ZRFY and ZAM agree that the purchases of Reg A Tranche #1 and Reg A Tranche #2 shall be made in accordance with the offering terms contained in ZRFY's most recent offering circular in the Regulation A Offering.

3. **Loan.** ZAM shall have the option of providing a Senior Secured Convertible Loan to ZRFY (the ***"Senior Secured Loan"***), which loan shall be a Senior Secured Loan in the minimum amount of $825,000 and maximum amount of $10 million. The Senior Secured Convertible Loan shall pay interest monthly on the last day of each month at 5% plus the Prime Rate published by JP Morgan Chase from time to time. The Senior Secured Convertible Loan shall be convertible into Common Shares of ZRFY immediately after the effective date of the previously announced reverse stock split based on the average opening and closing price of the ZRFY shares on the date that the reverse stock split goes into effect. The Senior Secured Convertible Loan will be convertible in whole or in part from time-to-time.

4. **Board Seats.** Should ZAM have purchased the Reg A Tranche #1 and the Reg A Tranche #2, ZAM shall have the right to appoint four (4) new directors (the ***"New Directors"***) to the Board of Directors of ZRFY. At the first meeting of the Board of Directors of ZRFY following the appointment of the New Directors, the current directors of ZRFY would vote in favor of Abraham Poznanski as Chairman of the Board and in favor of Mark L. Kay Vice Chairman of the Board.

5. **Series A Preferred Stock.** Upon their appointment, the New Directors shall be issued one (1) share each of ZRFY's Series A Preferred Stock (collectively the ***"New Director Shares"***). The New Directors would agree to work together with the current Directors of ZRFY to formulate a conversion strategy with respect to all then-outstanding shares of Series A Preferred Stock.

6. **Conduct of ZRFY.** During the period beginning on the date of ZRFY's receipt of payment for the Reg A Tranche #1 through the date on which ZAM shall have purchased the Reg A Tranche #1 and the Reg A Tranche #2 (the ***"Interim Period"***), neither the current Board of Directors of ZRFY, acting together, nor any individual current Director of ZRFY, nor any person acting on their behalf shall voluntarily seek any reorganization through bankruptcy, liquidation or other similar action, without the prior written consent of ZAM.

It is agreement of ZRFY and ZAM that, during the Interim Period, the current Board of Directors of ZAM shall not authorize any agreement or take any action outside the ordinary course of business of ZRFY, without the prior written consent of ZAM, which consent shall not be unreasonably withheld. Notwithstanding the foregoing sentence, ZRFY and ZAM agree that the current Board of Directors' determination to have ZRFY pursue a reverse split of ZRFY's common stock at a ratio of 250:1 shall be deemed to have been consented to by ZAM, by its execution of this Memorandum.

It is further the agreement of ZRFY and ZAM that, during the Interim Period, the current Board of Directors of ZRFY shall consult with ZAM with respect to potential actions and transaction presented to the Board of Directors.

7. **Employment Agreements.** Following the appointments of the New Directors, the Board of Directors of ZRFY would endeavor to have ZRFY enter into new employment agreements with Mark L. Kay, Ramarao Pemmaraju and George Waller containing terms and conditions as are fair and equitable to such persons and to ZRFY and its shareholders.

OTHER MATTERS

Paragraph 8 through 14 are intended to be legally binding and enforceable agreements of ZRFY and ZAM.

8. **Vesting of Rights.** ZRFY and ZAM agree that the rights of ZAM described in paragraph 4 and the rights of the New Directors described in paragraph 5 shall vest fully upon ZAM's having purchased the Reg A Tranche #1 and the Reg A Tranche #2. Notwithstanding the foregoing sentence, should ZAM fail to provide to ZRFY the Senior Secured Loan in the minimum amount of $825,000 on or before June 30, 2025, then (a) each of the New Directors shall, effective at the close of business on June 30, 2025, resign as Directors of ZRFY, (b) each of the New Directors shall, effective at the close of business on June 30, 2025, tender for cancellation their respective New Director Shares and (c) Abraham Poznanski shall, effective at the close of business on June 30, 2025, resign from all positions with ZRFY.

9. **Confidentiality.** The terms and existence of this Memorandum, and the content and existence of discussions regarding the Transaction, are confidential information and hereby shall be protected from disclosure.

10. **Expenses.** ZRFY will be responsible for and bear all costs and expenses (excluding any broker's or finder's fees) incurred at any time in connection with pursuing or consummating the Transaction.

11. **Waiver and Amendment.** No failure or delay by either party in exercising any right, power or privilege under this Memorandum will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. No term in this Memorandum can be waived or amended except in a writing signed by each party.

12. **Entire Agreement.** Other than existing confidentiality rights and obligations in any written agreement between ZRFY and ZAM, this Memorandum contains the entire agreement between ZRFY and ZAM regarding the subject matter hereof and supersedes all prior agreements or understandings between ZRFY and ZAM with respect thereto.

13. **Counterparts.** This Memorandum may be executed in counterparts, each of which will be deemed an original, and all of which will constitute the same agreement. If ZAM is in agreement, please sign below and return a fully executed copy of this Memorandum to ZRFY.

14. **Termination.** This Memorandum will terminate upon the New Directors' having been installed and their having been issued the New Director Shares.

Very truly yours,

Mark Kay

Mark L. Kay
Chairman of the Board
Zerify, Inc.

AGREED AND ACCEPTED:

SOVEREIGN ASSETS, LLC
d/b/a Zerify Asset Management

By: ____________________
Abraham Poznanski
Manager

EXHIBIT A

Description of Duties of President and Chief Strategic Officer

To be delivered separately.

EXHIBIT B

Use of Proceeds — $175,000

To be delivered separately.